Exhibit 99.1
RPM INTERNATIONAL INC. RENEWS STOCKHOLDER RIGHTS PLAN
MEDINA, Ohio, April 21 /PRNewswire-FirstCall/ — RPM International Inc. (NYSE: RPM) announced today that its board of directors has adopted a new Stockholder Rights Plan to replace the rights plan that was originally adopted in 1999 and will expire in May 2009. The new plan is substantively similar to its predecessor. Under the new plan, the RPM board declared a dividend distribution of one right for each outstanding share of RPM’s common stock, payable May 11, 2009.
The rights will initially trade together with shares of RPM’s common stock and will not be exercisable. The rights generally will become exercisable and allow the holder to acquire shares of RPM’s common stock at a discounted price if a person or group acquires 15% or more of RPM’s outstanding shares. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.
RPM’s board may, at its option, redeem all rights for $0.001 per right, generally at any time prior to the rights becoming exercisable. The rights will expire May 11, 2019, unless earlier redeemed, exchanged or amended by the board. The new plan specifically provides that the board will review the status of the new plan at the end of five years to determine if any such action should be taken.
“Stockholder rights plans are common in major American companies and provide a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover,” stated Frank C. Sullivan, chairman and chief executive officer of the specialty coatings company.
Mr. Sullivan stated that the renewal of the plan was not taken in response to or in anticipation of any specific or proposed change in control of RPM.
The issuance of the rights is not a taxable event, will not affect RPM’s reported financial condition or results of operations, including earnings per share, and will not change the way in which shares of RPM’s common stock are currently traded.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president - administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liabilities, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2008, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.
SOURCE RPM International Inc.
CONTACT:
P. Kelly Tompkins
executive vice president — administration and chief financial officer
RPM International Inc.
+1-330-273-5090
ktompkins@rpminc.com

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